Exhibit 99.2

KIDPIK Appoints Respected Industry Veteran Bart Sichel to Board of Directors

NEW YORK, March 21, 2022 /PRNewswire/ — Kidpik Corp. (NASDAQ: PIK) (“KIDPIK” or the “Company”), an online clothing subscription-based e-commerce company, today announced that Bart Sichel has been appointed a Director of the Company, effective March 21, 2022.

Mr. Sichel is an experienced executive with a 25+ year track record of driving impact in the retail, media, financial service, and travel/hospitality sectors, that includes nearly a decade as Chief Marketing Officer at Burlington Stores, and 13 years at McKinsey & Co., as a partner in their Marketing and Retail Practice. He is known for delivering compelling marketing strategies and content across traditional media like television and radio, as well as in digital, search, mobile, and social, with broad experience across e-commerce, customer loyalty, advertising, brand portfolio management, strategic planning, customer insights, CRM, and direct marketing. He also serves as an adjunct professor at New York University, teaching graduate level marketing and leadership classes. He holds an MBA from Columbia University and a Bachelor of Arts degree in political science from Vassar College.

Ezra Dabah, KIDPIK’s Chief Executive Officer, commented, “We welcome Bart to the company, and look forward to leveraging his insights and contacts as we expand and execute our growth strategy. His experience at the highest level of marketing, including the development of digital marketing, e-commerce, customer loyalty programs, and direct marketing programs should be of great value to our shareholders.”

About KIDPIK Corp.

Founded in 2016, KIDPIK (NASDAQ:PIK) is an online clothing subscription box for kids, offering mix-&-match, expertly styled outfits that are curated based on each member’s style preferences. KIDPIK delivers a surprise box monthly or seasonally, providing an effortless shopping experience for parents and a fun discovery for kids. Each seasonal collection is designed in-house by a team with decades of experience designing childrenswear. KIDPIK combines the expertise of fashion stylists with proprietary data science and technology to translate kids’ unique style preferences into surprise boxes of curated outfits. We also sell our branded clothing and footwear through our e-commerce website, shop.kidpik.com. For more information, visit www.kidpik.com.

Forward-Looking Statements:

This press release may contain statements that constitute “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the Company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q, as well as its Registration Statement and prospectus filed with the SEC. Thus, actual results could be materially different. The Company undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law, and takes no obligation to update or correct information prepared by third parties that is not paid for by the Company.

CONTACT:

Investor Relations:

ir@kidpik.com

Media:

Sarah Tropeano

press@kidpik.com